EXHIBIT 10.7




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                                 PROMISSORY NOTE
                                  (Commercial)

U.S. $25,000                                                     April 6, 2016


     FOR VALUE RECEIVED, United Cannabis Corporation. ("Borrower") promises to pay to Tony Verzura or order, ("Note Holder") the principal sum of $25,000 U.S. Dollars, with interest on the unpaid principal balance from the date of this Note until paid, at the rate of 12% per annum. Interest shall be paid at maturity.

     This Note, together with all accrued but unpaid interest, shall be due and payable on December 30, 2016.

     Principal and interest shall be payable at 1600 Broadway, Suite 1600, Denver, CO 80202, or such other place as the Note Holder may designate.

     Borrower may prepay this Note,  in whole or in part,  at any time.  If this
Note is repaid on or before September 30, 2016, the principal amount which is being repaid will increase by 10%. If the Note is repaid after September 30, 2016, the principal amount which is being repaid will increase by 15%.

     If this Note is not paid when due, the Note Holder shall be entitled to collect all reasonable costs and expense of collection and/or suit, including, but not limited to, reasonable attorneys' fees.

     Payments received for application to this Note shall be applied first to the payment of costs and expense of collection and/or suit, if any, second to the payment of accrued interest specified above, and the balance applied in reduction of the principal amount hereof.

                                    UNITED CANNABIS CORPORATION


                                    By: /s/ Chad Ruby
                                        --------------------------------------
                                          Chad Ruby, COO


                                        /s/ Tony Verzura
                                        --------------------------------------
                                        Tony Verzura